FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com	Company Contact: Daniel Bernstein President ir@BelFuse.com

BEL Reports 18% Increase in Revenue
to A Second Quarter Record $72.5 Million

JERSEY CITY, New Jersey, July 30, 2008 — Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced financial results for the second quarter of 2008.

Second Quarter Results
Paced by higher sales in Bel's Modules and Magnetics product groups, net sales for the three months ended June 30, 2008 reached a second quarter record $72,454,000, a sequential increase of 19% when compared to net sales of $60,869,000 for the first quarter of 2008 and 18% higher than net sales of $61,612,000 reported for the second quarter of 2007.
Net earnings for this year's second quarter of $1,811,000 include a non-cash pre-tax charge of $2,353,000 for the other-than-temporary impairment of Bel's holdings in Toko Inc. (TSE: 6801). Excluding this charge, Bel's second quarter net earnings would have sequentially increased 51% for the quarter, compared to net earnings of $2,167,000 for the first quarter of 2008.
Net earnings for the second quarter of 2007 were $6,158,000, which included a pre-tax gain of $880,000 on the sale of real estate in the Far East and a pre-tax gain of $2,508,000 from the partial disposition of Bel's holdings in Toko Inc., offset by a $500,000 accrual for performance bonuses awarded by the Board in connection with the Toko investment, a $1,200,000 warranty claim and increased legal expenses of approximately $450,000, primarily associated with defending patent claims.
Net earnings per diluted Class A common share were $0.14 for this year's second quarter. For the second quarter of 2007, net earnings per diluted Class A common share were $0.49. For the first quarter of 2008, net earnings per diluted Class A common share were $0.17. Net earnings per diluted Class B common share were $0.16 for this year's second quarter. Diluted Class B common share earnings were $0.52 for last year's second quarter, and $0.19 per diluted Class B common share for this year's first quarter.
"As in the first quarter 2008, our profitability in the second quarter continued to be affected by higher labor and raw materials costs and the weakness of the dollar against the Chinese yuan. We hired a total of approximately 5,000 workers since the Chinese New Year holiday, including approximately 1,500 workers during the second quarter, in order to meet continued strong demand for our products. The inefficiencies and overtime expenses associated with training these new workers contributed to lower gross margin in this year's first half versus last year.
"As these workers complete their training and become more productive, our efficiencies will increase, overtime expenses will decline and gross margin will improve. We will implement a corporate-wide cost reduction plan in the third quarter to further streamline the organization. Finally, we increased product pricing in July, which should help alleviate the strain on margins from the cost increases we absorbed in the year's first half," said Daniel Bernstein, Bel's CEO and President.

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BEL Reports 18% Increase Revenue to a Second Quarter Record $72.5 Million
July 30, 2008
Page Two

"We continue to seek acquisition opportunities with the potential to increase shareholder value," Bernstein concluded.

First Half Results
For the six months ended June 30, 2008, net sales increased 8% to $133,323,000. This compares to net sales of $123,419,000 for the first six months of 2007. Net earnings decreased to $3,978,000 compared to net earnings of $10,167,000 for last year's first half.
For the first six months of 2008, net earnings were $0.31 and $0.34 per diluted Class A and Class B common share, respectively. For the first six months of 2007, net earnings were $0.81 and $0.86 per diluted Class A and Class B common share, respectively.

Balance Sheet Highlights
At June 30, 2008, Bel reported cash, cash equivalents and marketable securities of approximately $111,449,000, working capital of approximately $177,992,000, a current ratio of 5.8-to-1, total long-term obligations of $17,039,000, and shareholders' equity of $248,075,000. At December 31, 2007, cash, cash equivalents and marketable securities were approximately $107,690,000, working capital was approximately $173,171,000, the current ratio was 6.2-to-1, total long-term obligations were $16,273,000, and shareholders' equity was $244,527,000.
During the first half of 2008, Bel repurchased 25,496 Class A shares at a cost of $766,000.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EDT today. To participate in the call, dial (212) 231-2900, reservation #21383061. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.belfuse.com. A replay will be available after 1:00 p.m. EDT, for a period of 20 days, at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21383061 after 1:00 p.m. EDT.

About Bel
Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC-DC converters, integrated analog front end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). Bel operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed in this press release (including statements regarding the impact of price increases, corporate cost reductions and acquisition possibilities) are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net Sales	$72,454	$61,612	$133,323	$123,419

Costs and expenses:
Cost of Sales	59,317	48,599	108,955	96,490
Selling, general and administrative	9,284	9,178	18,217	18,661
Gain on sale of fixed assets	—	(880)	—	(880)

	68,601	56,897	127,172	114,271

Income from operations	3,853	4,715	6,151	9,148

Interest expense and other costs	(2)	(2)	(1)	(124)
(Impairment charge) gain on sale of investment	(2,352)	2,508	(2,633)	2,508
Interest income	605	1,003	1,518	1,836

Earnings before provision for income taxes	2,104	8,224	5,035	13,368
Income tax provision	283	2,066	1,057	3,201

Net earnings	$1,811	$6,158	$3,978	$10,167

Earnings per Class A common share - basic	$0.14	$0.49	$0.31	$0.81
Earnings per Class A common share - diluted	$0.14	$0.49	$0.31	$0.81

Weighted average Class A common shares outstanding
Basic	2,525	2,662	2,529	2,682
Diluted	2,525	2,662	2,529	2,682

Earnings per Class B common share - basic	$0.16	$0.52	$0.34	$0.87
Earnings per Class B common share - diluted	$0.16	$0.52	$0.34	$0.86

Weighted average Class B common shares outstanding
Basic	9,352	9,233	9,330	9,204
Diluted	9,353	9,262	9,333	9,234

CONDENSED CONSOLIDATED BALANCE SHEET DATA (000s omitted)

	Jun. 30,	Dec. 31,		Jun. 30,	Dec. 31,
	2008	2007		2008	2007
	(unaudited)	(audited)		(unaudited)	(audited)
ASSETS			LIABILITIES & EQUITY
Current assets	$215,400	$206,231	Current liabilities	$37,408	$33,060
Property, plant & equipment, net	41,030	41,113	Noncurrent liabilities	17,039	16,273
Goodwill	28,686	28,447
Intangibles & other assets	17,406	18,069	Stockholders' equity	248,075	244,527

Total Assets	$302,522	$293,860	Total Liabilities & Equity	$302,522	$293,860